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        ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

               MINIMUM ANNUITIZATION FLOOR ("MAF") RIDER

OVERVIEW:

The "MAF" Rider ("Rider") is an optional rider the Owner has selected. It guarantees that although monthly variable annuity benefit payments may increase or decrease, they will never be lower than the "MAF Amount."

DEFINITIONS:

"MAF Amount" -  [$100]

   The "MAF Amount" is [100%] of the Annuity Unit Value of the first annuity benefit payment on the Annuity Date.

APPLICABILITY:

This Rider is a part of the contract to which it is attached and it is effective on the Annuity Date.

BENEFIT:

While this Rider is in effect, each monthly variable annuity benefit payment will never be less than the "MAF Amount," subject to the following adjustments:

   (a) Proportionately reduced for any withdrawal from the variable Sub-Accounts after the Annuity Date and

   (b) For joint and survivor options after the death of the first Annuitant, the number of Annuity Units in each payment to the survivor is equal to the total number of units multiplied by the Survivor Annuity Benefit Percentage.

PROPORTIONATE REDUCTION:

In section (a) above, the proportionate reduction is calculated by multiplying the "MAF Amount," determined immediately prior to the withdrawal, by the following:

                          Amount of the withdrawal
                          ------------------------
          The Present Value of future annuity benefit payments immediately prior to the withdrawal

CHARGE FOR BENEFITS:

There is no periodic charge for the Rider. Instead, lower Annuity Option Rates are used to determine the first annuity benefit payment. The first annuity benefit payment is lower than it would have been had the Rider not been selected. Future annuity benefit payments will also be lower except when the "MAF Amount" takes effect and provides a greater benefit. (See Specifications page.)

FORM 3267-99

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TERMINATION:

This Rider will terminate upon payment of  the last annuity benefit payment.




                              Signed for the Company at Dover, Delaware

FORM 3267-99